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                                                               EXHIBIT 99(h)(9)
                                    FORM OF
                                 SUPPLEMENT TO
                          SECOND AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT

                                  PIMCO FUNDS
                            840 Newport Center Drive
                        Newport Beach, California  92660

                                  May 5, 2000

Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California  92660

RE:  Loan Obligation Fund

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Administrator") as follows:

1. This Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The Loan Obligation Fund (the "Fund") is a separate investment Portfolio of the Trust.

2. The Trust and the Administrator have entered into a Second Amended and Restated Administration Agreement ("Agreement") dated May 5, 2000, pursuant to which the Trust has employed the Administrator to provide management and administrative services specified to the Trust as set forth in that Agreement.

3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Fund, and the Administrator hereby acknowledges that the Agreement shall pertain to the Fund, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to the Fund pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the value of net assets of the Fund during the preceding month, as determined on the last business day of the preceding month, at a rate of 0.25% of the assets.
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5.  This Supplement and the Agreement shall take effect as of May 5, 2000, and shall remain in effect, unless sooner terminated as provided herein, for one year from such date, and shall continue thereafter on an annual basis with respect to the Fund provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to the Agreement or "interested persons" (as defined in the 1940 Act) of the Trust or the Administrator, and who have no direct or indirect financial interest in the operation of the Agreement or any agreement related to Special Class D Services as defined in the Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Trust or, with respect to the Fund, by a vote of a majority of the outstanding shares of the Fund, on 60 days' written notice to the Administrator or, at or after the one-year period commencing the date of its effectiveness, by the Administrator on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                              Very truly yours,

                              PIMCO FUNDS

                              By:__________________________________________
                                 Title:

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY

By:_________________________________________
  Title: